EXHIBIT 99.1

News Release

February 5, 2008
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2007

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported fourth quarter net income of $1,004,000, an increase of $446,000 or 80% from the fourth quarter of 2006. Earnings per share for the fourth quarter of 2007 were $0.32, compared to $0.21 per share earned in the same period in 2006. Net income for the full year of 2007 was $3,580,000, compared to $2,088,000 for 2006. Earnings per share for the year of 2007 were $1.11, which represented a 2% increase from $1.09 per share for 2006. Earnings per share in 2007 were affected by the issuance of ChoiceOne stock in the merger with Valley Ridge Financial Corp. in November 2006, which almost doubled the number of shares outstanding. The growth in net income in 2007 was a result of the merger of ChoiceOne and Valley Ridge into one organization.

James A. Bosserd, President and Chief Executive Officer, commented "We are pleased with the results of ChoiceOne for 2007. It was our first full year after the merger of ChoiceOne and Valley Ridge and we increased our local deposits during this year. The economy, the interest rate yield curve, and the residential housing market were all challenges that affected us financially. Despite these challenges, we still were able to improve our results in 2007 and believe we can build on this momentum in the future."

Total assets as of December 31, 2007 were $470 million, which represented growth of $3.7 million in the fourth quarter of 2007. Loan growth of $2.9 million comprised most of the fourth quarter increase. Commercial real estate and commercial agricultural loans increased during the quarter while residential mortgage loans declined. Paydowns of brokered certificates of deposit of $5.6 million in the fourth quarter caused total deposits to decrease by $4.8 million. The deposit funding was replaced by growth of $7.9 million in borrowings in 2007's fourth quarter.

Total assets grew approximately $3.5 million during the year of 2007 or less than 1% from the prior year end. Net loans declined $3.4 million or 1% during 2007. The decrease was caused by payoffs of participation loans that had been obtained from other banks. A decline in residential mortgage loans in 2007 was partially offset by increases in commercial real estate and commercial agricultural loans. Total investment securities were increased $6.3 million or 8% in 2007 to offset the decline in total loans. Total deposits fell $14.5 million or 4% during the year of 2007. A decline of $23.4 million in brokered deposits in 2007 was partially offset by $8.9 million growth in local deposits during the year.

The increase in net income in the fourth quarter and full year of 2007 was due to higher net interest income and noninterest income, offset by a higher provision for loan losses and noninterest expense. The changes were primarily due to the merger with Valley Ridge that was effective November 1, 2006. In addition, the higher provision for loan losses resulted from higher net charge-offs in 2007 than in the prior year and noninterest income included the impact of the gain recognized on ChoiceOne's sale of its property and casualty insurance lines of business.

Net interest income increased $565,000 in the fourth quarter of 2007 and $6.4 million for the full year compared to 2006. The merger with Valley Ridge added $202 million of earning assets in November 2006. ChoiceOne's interest rate spread was 32 basis points higher for the year of 2007 than the prior year. The merger helped reduce the cost of deposits as lower cost deposits replaced brokered deposits. The increase in average loan rates in 2007 compared to 2006 has been greater than the increased rates on certificates of deposit and borrowings. The yield on investment securities has been higher in the first three quarters of 2007 compared to the same period in the prior year as a result of repositioning the securities portfolio during the fourth quarter of 2006 and securities purchases that have occurred during 2007.

The provision for loan losses increased $910,000 in the fourth quarter of 2007 and $1,835,000 for the full year of 2007 compared to the same periods in the prior year. The higher provision level was believed prudent based on a higher level of net charge-offs compared to the prior year, deterioration in certain commercial credits, as well as continued concerns regarding the Michigan economy. Net charge-offs were $2,004,000 for the year of 2007, compared to $345,000 in 2006. Slightly over $700,000 of charge-offs in 2007 were related to one commercial real estate developer. Although charge-offs were higher in 2007, ChoiceOne's nonperforming loans declined from $6.7 million as of the end of 2006 to $5.8 million as of the end of 2007.

Noninterest income increased $1,359,000 in the fourth quarter of 2007 and $3,604,000 for the year of 2007 compared to the same periods in 2006 primarily as a result of the merger with Valley Ridge. Deposit service charges were significantly higher with increases in insurance and investment commissions and bank owned life insurance income also adding to the income growth. In addition, ChoiceOne recognized a nonrecurring pre-tax gain of $875,000 ($578,000 net of tax) on the sale of its property and casualty insurance lines of business to Ottawa-Kent Insurance Agency in the fourth quarter of 2007.

Noninterest expense increased $436,000 in the fourth quarter of 2007 and $6,372,000 for the year of 2007 compared to the same periods in 2006. Increases in all expense categories have occurred in 2007 as a result of the increased size of ChoiceOne. Eighty full-time equivalent employees and nine branch offices were added to the organization from the merger with Valley Ridge. Advertising costs have been higher in 2007 compared to the prior year as ChoiceOne increased exposure of the new organization. Noninterest expense included $498,000 of intangible amortization for the year of 2007 that resulted from the merger and the purchase of an investment book of business.

In closing, James A. Bosserd said "Many of the challenges that we experienced in 2007 are still with us, but we are constantly striving to improve our results. We are also striving to make our communities better by providing professional advice and personal service to our customers while serving the communities in which we live."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Condensed Balance Sheets

	12/31/2007	12/31/2006	$ Change	% Change
Loans	$324,858	$328,298	$(3,440)	-1%
Securities	87,725	81,417	6,308	8%
Other Assets	57,572	56,935	637	1%

Total Assets	$470,155	$466,650	$3,505	1%

Deposits	$351,844	$366,380	$(14,536)	-4%
Borrowings	57,643	39,381	18,262	46%
Other Liabilities	7,526	9,370	(1,844)	-20%

Total Liabilities	417,013	415,131	1,882	0%

Shareholders' Equity	53,142	51,519	1,623	3%

Total Liabilities and Equity	$470,155	$466,650	$3,505	1%

Condensed Statements of Income

	Quarter Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Interest Income	$7,117	$6,141	$28,765	$17,445
Interest Expense	3,463	3,052	13,622	8,697

Net Interest Income	3,654	3,089	15,143	8,748

Provision for Loan Losses	1,000	90	2,035	200
Noninterest Income	2,173	814	6,481	2,877
Noninterest Expense	3,554	3,118	15,070	8,698
Income Taxes	269	137	939	639

Net Income	$1,004	$558	$3,580	$2,088

Basis Earnings Per Share	$.32	$.21	$1.11	$1.09
Diluted Earnings Per Share	$.31	$.21	$1.10	$1.09

Financial results for 2006 include only two months of operations from the merger with Valley Ridge Financial Corp.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.